UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

IRIS International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-2579751
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

9158 Eton Avenue, Chatsworth, CA 91311

(Address of principal executive offices, Zip Code)

(818) 709-1244

Registrant’s telephone number, including area code

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

IRIS International, Inc. (the “Registrant”) hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2010 as follows:

Item 1. Description of Registrant’s Securities to be Registered

On November 30, 2011, IRIS International, Inc. (the “Company”) and Continental Stock Transfer & Trust Company (the “Rights Agent”) entered into an Amendment and Termination of Rights Agreement (the “Amendment”) with respect to the Rights Agreement dated as of September 24, 2010 by and between the Company and the Rights Agent (the “Rights Agreement”).

The Amendment changes the definition of “Final Expiration Date” in the Rights Agreement from September 24, 2020 to November 30, 2011, such that, as of 5:00 p.m. Pacific time on November 30, 2011, the rights to purchase Series A Preferred Stock issued pursuant to the Rights Agreement (the “Rights”) expired and are no longer outstanding and the Rights Agreement terminated. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is set forth as Exhibit 4.4 to this Current Report on Form 8-K and incorporated herein by reference.

After the expiration of the Rights and termination of the Rights Agreement, on December 1, 2011 the Company filed with the Delaware Secretary of State a Certificate of Elimination of Series A Preferred Stock (the “Certificate of Elimination”), which returned the shares that were designated as Series A Preferred Stock to the status of authorized but unissued shares of the preferred stock of the Company, without designation as to series or rights, preferences, privileges or limitations. The foregoing summary of the Certificate of Elimination is qualified in its entirety by reference to the full text of the Certificate of Elimination, which is set forth as Exhibit 4.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2. Exhibits

4.1*	Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock.

4.2**	Certificate of Elimination of the Series A Preferred Stock of IRIS International, Inc.

4.3*	Rights Agreement, dated as of September 24, 2010, by and between the Registrant and Continental Stock Transfer & Trust Company, which includes the form of Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock, the Form of Rights Certificate, and the Summary of Rights to Purchase Preferred Stock, attached thereto as Exhibits A, B and C, respectively.

4.4**	Amendment and Termination of Rights Agreement by and between IRIS International, Inc. and Continental Stock Transfer & Trust Company dated as of November 30, 2011.

*	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on September 29, 2010, and incorporated herein by reference.

**	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on December 1, 2011, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

IRIS International, Inc.

Date: December 1, 2011	By:	/s/ César García
César García
Chief Executive Officer and President (Duly Authorized Officer and Principal Executive Officer)

EXHIBIT INDEX

Exhibit	Description

4.1*	Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock.

4.2**	Certificate of Elimination of the Series A Preferred Stock of IRIS International, Inc.

4.3*	Rights Agreement, dated as of September 24, 2010, by and between the Registrant and Continental Stock Transfer & Trust Company, which includes the form of Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock, the Form of Rights Certificate, and the Summary of Rights to Purchase Preferred Stock, attached thereto as Exhibits A, B and C, respectively.

4.4**	Amendment and Termination of Rights Agreement by and between IRIS International, Inc. and Continental Stock Transfer & Trust Company dated as of November 30, 2011.

*	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on September 29, 2010, and incorporated herein by reference.

**	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on December 1, 2011, and incorporated herein by reference.

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